As filed with the Securities and Exchange Commission on March 9, 2004

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
             Registration Statement Under The Securities Act of 1933

                               GTDATA CORPORATION

             (Exact Name of Registrant as Specified in its Charter)

         Nevada                                          87-0443026
         ------                                          ----------
(State of Incorporation)                    (I.R.S. Employer Identification No.)

                   17610  Lake  Key  Dr.,  Odessa,  Florida  33556
                   ------------------------------------------
          (Address,  Including  Zip  Code,  of  Principal  Executive  Offices)

                                 (813)  792-7613
                                 --------------
                     (Telephone  Number,  Including  Area  Code)

                             2001 Stock Option Plan
                             ----------------------
                            (Full Title of the Plan)

                              Paracorp Incorporated
                              318 N. Carson Street
                            Carson City, Nevada 89701
                            -------------------------
                                 (800) 533-7272
                                 --------------
            (Name, Address and Telephone Number of Agent for Service)


                         CALCULATION OF REGISTRATION FEE

                                     Proposed        Proposed
Title of Securities   Amount to be   Maximum         Maximum      Amount of
To be registered (1)  Registered(2)  Offering Price  Aggregate    Registration
                                     Per Share (3)   Offering     Fee
                                                     Price (3)

2001 Stock Option
Plan                   5,250,000      $0.095          498,750       $63.19

(1) This registration statement covers the increase in common stock issuable upon the exercise of options issued under the 2001 Stock Option Plan of the registrant.
(2) This registration statement shall also cover an indeterminable number of additional shares of common stock which may become issued under the 2001 Stock Option Plan by reason of any stock dividend, stock split, re-capitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant's outstanding shares of common stock.
(3) The Proposed Maximum Offering Price Per Share and the Aggregate Offering Price are based upon the exercise price of the options in accordance with Rule 457(h) of the Securities Act of 1933, as amended. These amounts are calculated solely for the purposes of calculating the registration fee pursuant to Rule 457(h)(1) under the Securities Act of 1933, as amended.

                                     PART I

                INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS

ITEM  1.  PLAN  INFORMATION.

Pursuant to its Registration Statement on Form S-8 filed with the United States Securities and Exchange Commission on May 24, 2002 (the "Original Registration Statement"), the registrant registered 10,000,000 shares (500,000 shares on a post-split basis) of its common stock, $0.001 par value (the "Common Stock") issuable under the 2001 Stock Option Plan (the "Plan").

The Plan was amended by resolution of the Board of Directors and written consent of the Shareholders of the registrant effective on February 5, 2003 to increase the number of shares of Common Stock reserved for issuance under the Plan from 500,000 shares to 2,250,000 shares and effective on September 5, 2003 to increase the number of shares of Common Stock reserved for issuance under the Plan from 2,250,000 shares to 5,750,000 shares. The registrant hereby amends the Original Registration Statement to reflect the amendments of the Board of Directors and Shareholders of the registrant.

The contents of the Original Registration Statement are incorporated by reference into this Registration Statement as updated by information in this Registration Statement. Required opinions, consents and signatures are included in this amendment.

ITEM  2.  REGISTRATION  INFORMATION  AND  EMPLOYEE  PLAN  ANNUAL  INFORMATION.

See Item 2 of the Original Registration Statement with the change that the address and phone number of the secretary of the registrant is as set forth on the first page of this Registration Statement.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM  3.  INCORPORATION  OF  DOCUMENTS  BY  REFERENCE.

The following documents and information previously filed by GTDATA Corporation (the "Company"), with the Securities and Exchange Commission are hereby incorporated by reference:

(1) The Company's Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on April 15, 2003;

(2) The Company's Quarterly Reports on Form 10-QSB filed with the Securities and Exchange Commission on May 14, 2003, August 21, 2003 and November 19, 2003; and

(3) The Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on January 20, 2004.

All other reports and documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement and the prospectus to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement or the prospectus.

ITEM  4.  DESCRIPTION  OF  SECURITIES.

See  Item  4  of the Original Registration Statement with the following changes:

The registrant is no longer the owner of Technical Services and Logistics, Inc. and does not have an operating business at the present time. The registrant is in search of a business and or product which it can acquire that has potential for profit.

The registrant's capital stock consists of 12,500,000 shares of common stock, $0.001 par value. As of September 30, 2003, there were 3,736,209 shares of common stock issued and outstanding held of record by approximately 425 shareholders.

ITEM  5.  INTERESTS  OF  NAMED  EXPERTS  AND  COUNSEL.

Gary R. Henrie, Esq., of the law office of Gary R. Henrie, Attorney at Law, has provided legal services and advice to the Company in connection with a variety of corporate and securities matters, including the preparation and filing of this Registration Statement. Mr. Henrie may receive options under our 2001 Stock Option Plan as compensation for his legal services.

At the date of this Registration Statement, Mr. Henrie does not own beneficially or directly any shares of our common stock. Neither Mr. Henrie, nor his law firm, have been employed on a contingent basis at anytime.

ITEM  6.  INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS.

See  Item  6  of  the  Original  Registration  Statement.

ITEM  7.  EXEMPTION  FROM  REGISTRATION  CLAIMED.

Not  applicable.

ITEM  8.  EXHIBITS

See  Exhibit  Index and Exhibits at the end of this Registration Statement.
1.

ITEM  9.  UNDERTAKINGS.

(a)  The  undersigned  registrant  hereby  undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)  include  any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement, and any increase or decrease in volume of securities offered, and any deviation from the low or high end of the estimated maximum offering range, if in the aggregate, the changes in the volume and price represent more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) include any additional or material changes with respect to the plan of distribution;

Provided, however, that paragraphs a(1)(i) and a(1)(ii) above do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed by the Company pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement of the securities offered and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

(3) That, it will file a post-effective amendment to remove from registration any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) of 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, Nevada, on the 9th day of March, 2004.

                               GTDATA CORPORATION



                            By:  /s/ Robert Genesi
                       ---------------------------------------
                         Robert  Genesi,  President  and
                           Chief  Executive  Officer





Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following person in the capacities and on the date indicated.

SIGNATURES               TITLE                    DATE
-------------------------------------------------------------------------------
/s/ Robert Genesi
------------------  Principal  Executive  Officer          March 9, 2004
Robert  Genesi      Principal  Financial  Officer
                    Principal  Accounting  Officer
                    Director

/s/ Don Hwang
------------------  Director                               March 9, 2004
Don  Hwang



EXHIBIT  INDEX

Exhibit
Number      Description
------      -----------

4.1  *    2001  Stock  Option  Plan
5.1       Opinion  of  Gary  R.  Henrie,  Attorney  at  Law
23.1      Consent  of  Squar,  Milner,  Reehl  &  Williamson,  LLP
23.3      Consent of Gary R. Henrie, Attorney at Law (contained in Exhibit (5.1)

*  Filed  as  an exhibit to the Original Registration Statement on May 24, 2002.